EXHIBIT 99.1

NEWS RELEASE

MultiPlan Enters New Era and Unveils New Brand, Claritev, Reflecting Company’s Transformation and Mission to Support the Healthcare Continuum

NEW YORK—February 17, 2024—Claritev Corporation (“Claritev” or the “Company”) (NYSE: MPLN), formerly known as MultiPlan, a technology, data and insights company focused on making healthcare more affordable, transparent and fair for all, announced today a corporate rebrand to Claritev. The Company will also start trading with a new ticker, CTEV, on the New York Stock Exchange on February 28, 2025.

Founded in 1980, the Company plays a significant role in delivering access to care through provider networks, identifying healthcare cost savings, lowering out-of-pocket costs and reducing or eliminating balance bills for patients across the U.S. The rebrand to Claritev reflects our increased investment, transformation and commitment to bringing transparency to a broader set of the healthcare ecosystem with increased innovation, products and partners.

“Claritev is proud of the clients that we serve and has come a long way since our founding while playing an important role in the healthcare industry. We will continue to do that,” said Travis Dalton, Chairman, CEO and President of Claritev. “However, today’s announcement opens a new chapter for Claritev as we accelerate the use of innovation and technology to better serve our core clients and the broader healthcare ecosystem. By embracing technology modernization, data infrastructure, cutting edge tools like AI and scale partners, we believe we will be best positioned against the competition, but most importantly, best equipped to bring value to our clients and those they serve. Healthcare will continue to evolve and we must evolve with it. This will allow us to deepen our line of products that deliver transparent and fair data insights and make healthcare more affordable for all.”

The Company was initially founded as a New York-based hospital network. Since then, the Company has grown into a national organization, delivering sophisticated technology, data analytics and innovative solutions to more than 700 healthcare payors, 100,000 employers, 60 million consumers and 1.4 million contracted providers.

Partners, providers, payors and consumers will start to see the new brand come to life following today’s announcement and our brand launch at ViVE 2025. The rebrand will have no impact on the Company’s existing suite of offerings.

About Claritev

MultiPlan is now Claritev, a healthcare technology, data and insights company focused on delivering affordability, transparency and quality to the U.S. healthcare system. Led by a team of deeply experienced associates, data scientists, and innovators Claritev provides cutting-edge solutions and services fueled by over 40 years of claims processing data. Claritev leverages world-class technology and AI to power a robust enterprise platform that delivers meaningful insights to drive affordability and price transparency, and optimizes networks and benefits design in healthcare. By developing purpose-built solutions that support all key stakeholders — including payors, employers, patients, providers and third parties — Claritev is dedicated to making healthcare more accessible and affordable for all.

Claritev serves more than 700 healthcare payors, over 100,000 employers, 60 million consumers and 1.4 million contracted providers. For more information, visit www.claritev.com.

Contacts

Media Relations

Pamela Walker
AVP, Marketing & Communication Claritev
781-895-3118
press@multiplan.com

Investor Relations

Jason Wong
SVP, Treasury & Investor Relations Claritev
866-909-7427
investor@multiplan.com

Shawna Gasik
AVP, Investor Relations Claritev
866-909-7427
investor@multiplan.com